Exhibit 99

            Bull Run Corporation Announces Second Quarter Results

    ATLANTA, April 14 /PRNewswire-FirstCall/ -- Bull Run Corporation
(OTC: BULL) today announced a net loss of $1.7 million for its second quarter ended February 29, 2004, compared to a net loss of $5.0 million for the same quarter in the prior fiscal year. The net loss for the six months ended February 29, 2004 was $2.8 million, compared to a net loss of $6.3 for the same period in the prior fiscal year. Revenues from continuing operations for the current year were $16.9 million for the second quarter and $38.6 million for the six months ended February 29, 2004. Prior year revenues from continuing operations were $17.6 million for the second quarter and $43.5 million for the six months ended February 28, 2003. Prior year six-month results also included non-cash non-operating charges of approximately $3.5 million attributable to Bull Run's former equity investment assets, and income of approximately $5.3 million from a discontinued business segment.
    As a result of reductions in Bull Run's outstanding debt, interest expense for the recently completed second quarter and six-month period was approximately half of the $2.1 and $4.3 million incurred during the comparable second quarter and six-month period of the prior fiscal year, respectively.
    Bull Run, through its wholly-owned operating company, Host Communications, Inc., provides comprehensive sales, marketing, multimedia, special event and convention/hospitality services to NCAA Division I universities and conferences, national/global associations, and domestic and international grassroots sports and lifestyle events (including the three-on-three "Hoop-It-Up" basketball tour and the "got milk? 3-v-3 Soccer Shootout" national tour).
    Bull Run's common stock is currently quoted on the Pink Sheets
( www.pinksheets.com ), a centralized quotation service for OTC securities, using the symbol "BULL". Additional company information and stock quotes are also available on the Company's corporate web site at www.bullruncorp.com .

    Forward-Looking Statements
    Certain statements in this press release are "forward looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted.

    Summarized financial results for each of the three months and six months ended February 29, 2004 and February 28, 2003 follow:


                                BULL RUN CORPORATION
                         Comparative Results of Operations
                      (in thousands, except per share amounts)

                                          Three Months Ended  Six Months Ended
                                          February February  February February
                                             29,      28,       29,      28,
                                            2004     2003      2004     2003

      Revenue from services rendered       $16,921  $17,626  $38,555  $43,468
      Operating costs and expenses:
        Direct operating costs for
         services rendered                  11,067   12,779   26,458   30,845
        Selling, general and
         administrative                      6,053    6,303   12,040   12,734
        Amortization of acquisition
         intangibles                           314      304      627      608
                                            17,434   19,386   39,125   44,187
          Loss from operations                (513)  (1,760)    (570)    (719)

      Equity in losses of affiliated
       companies                                       (366)             (193)
      Net change in value of certain
       derivatives                             241     (189)     547   (1,863)
      Loss on issuance of shares by
       affiliate                                                       (2,339)
      Loss on investment valuation
       adjustments                                                       (977)
      Debt issue cost amortization            (293)    (610)    (584)  (1,154)
      Interest and other, net               (1,125)  (2,117)  (2,205)  (4,308)
         Loss from continuing operations    (1,690)  (5,042)  (2,812) (11,553)
      Discontinued operations                                           5,267
         Net loss                           (1,690)  (5,042)  (2,812)  (6,286)

      Preferred dividends                     (558)    (281)  (1,090)    (540)
         Net loss available to common
          stockholders                     $(2,248) $(5,323) $(3,902) $(6,826)

      Loss per share available to common
       stockholders, basic and diluted:
      Continuing operations                 $(0.50)  $(1.38)  $(0.88)  $(3.14)
      Discontinued operations                                            1.37
         Net loss                           $(0.50)  $(1.38)  $(0.88)  $(1.77)
      Weighted average number of common
       shares outstanding, basic and
       diluted                               4,500    3,867    4,420    3,849

SOURCE  Bull Run Corporation
    -0-                             04/14/2004
    /CONTACT: Robert S. Prather, Jr., President & Chief Executive Officer, +1-404-266-8333, or Frederick J. Erickson, VP-Finance & Chief Financial Officer, +1-704-602-3107, both of Bull Run Corporation; or Gordon D. Whitener, Chief Executive Officer of Host Communications, Inc., +1-859-226-4356/
    /Web site:  http://www.bullruncorp.com /
    (BULL)

CO:  Bull Run Corporation; Host Communications, Inc.
ST:  Georgia
IN:  SPT ENT
SU:  ERN